Exhibit 99.1

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Oxbridge Re Holdings Limited Announces Term Extension of Warrants

GRAND CAYMAN, Cayman Islands (February 2, 2024) — Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), which together with its subsidiaries is engaged in the business of tokenized Real-World Assets (“RWAs”), initially in the form of tokenized reinsurance securities, and reinsurance business solutions to property and casualty insurers, announced today an extension to the term for exercise of its publicly traded warrants (NASDAQ: OXBRW).

The warrants were issued as part of the units offered and sold in Oxbridge Re’s April 2014 initial public offering and are exercisable for its ordinary shares at an exercise price of $7.50 per share. The warrants would have expired at 5:00 p.m. Philadelphia time on March 26, 2024. The expiration date has now been extended to 5:00 p.m. Philadelphia time on the earlier to occur of (a) March 26, 2029 and (b) the date fixed for cancellation by the Company following any 20-trading day period in which the Company’s ordinary shares traded above $9.38 per share for at least ten trading days.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (www.OxbridgeRe.com) (NASDAQ: OXBR, OXBRW) (“Oxbridge Re”) is headquartered in the Cayman Islands. The company offers tokenized Real-World Assets (“RWAs”) as tokenized reinsurance securities and reinsurance business solutions to property and casualty insurers, through its wholly owned subsidiaries Oxbridge Reinsurance Limited, Oxbridge Re NS, and SurancePlus Inc.

Insurance businesses in the Gulf Coast region of the United States purchase property and casualty reinsurance through our licensed reinsurers Oxbridge Reinsurance Limited and Oxbridge Re NS.

Our new Web3-focused subsidiary, SurancePlus Inc. (“SurancePlus”), has developed the first “on-chain” reinsurance RWA of its kind to be sponsored by a subsidiary of a publicly traded company. By digitizing interests in reinsurance contracts as on-chain RWAs, SurancePlus has democratized the availability of reinsurance as an alternative investment to both U.S. and non-U.S. investors.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on 30th March 2023. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

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